Exhibit 99.1

News Release

Weatherford Reports First Quarter 2016 Results
Negotiated new revolving and term loan credit facilities to extend maturities
Raised net proceeds of $630 million through a successful public equity offering
Completed 78% of the 2016 previously announced 6,000 headcount reduction plan
BAAR, SWITZERLAND, May 4, 2016 - Weatherford International plc (NYSE: WFT) reported a net loss before charges and credits of $239 million ($0.29 net loss per share before charges) on revenues of $1.59 billion for the first quarter of 2016. GAAP net loss for the first quarter of 2016 was $498 million, or a net loss of $0.61 per share.

First Quarter 2016 Highlights

•
The Company completed negotiations to refinance our existing revolving credit facility into a consolidated $1.651 billion package, to be made up of a new 3-year $1.151 billion revolving credit facility and a new 4-year $500 million term loan facility. Including the non-extending banks, the total available facilities will stand at $1.88 billion through July of 2017;

•	Raised net proceeds of $630 million through a successful public equity offering;

•	Ceased operations in four of the nine planned manufacturing facilities closures for the year;

•	Closed 26 operating and other facilities, one more than originally planned; and

•	Completed 78% of the additional 6,000 reduction in force, with annualized savings of $288 million.

(In Millions, Except Percentages and bps)	Three Months Ended			Change
	3/31/2016	12/31/2015	3/31/2015	Sequential		Year-on-Year
Total
Revenue	$1,585	$2,012	$2,794	(21)%		(43)%
Operating Income (Loss)	$(105)	$57	$238	(285)%		(144)%
Operating Margin	(6.6)%	2.8%	8.5%	(943)	bps	(1,516)	bps
North America
Revenue	$543	$699	$1,163	(22)%		(53)%
Operating Loss	$(128)	$(68)	$(10)	(90)%		(1,210)%
Operating Margin	(23.6)%	(9.6)%	(0.8)%	(1,400)	bps	(2,279)	bps
International
Revenue	$923	$1,166	$1,436	(21)%		(36)%
Operating Income	$49	$142	$238	(65)%		(79)%
Operating Margin	5.4%	12.1%	16.6%	(673)	bps	(1,125)	bps
Land Drilling Rigs
Revenue	$119	$147	$195	(19)%		(39)%
Operating Income (Loss)	$(26)	$(17)	$10	(55)%		(355)%
Operating Margin	(21.9)%	(11.5)%	5.2%	(1,043)	bps	(2,712)	bps
(All Operating Income numbers are non-GAAP and numbers in the table above reflect actual results and may not compute from the table due to rounding)

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “The brutality and length of this down cycle has challenged the entire industry, both our customer base and our peers. During the first quarter, all of our regions and product lines suffered the brunt of this harsh industry decline. North America was very challenged, with the U.S. reaching its lowest rig count level in recorded history, and several international markets experiencing severe seasonal downturns. We managed what we could control, to the fullest.

Historically our free cash flow has a seasonal low in the first quarter and this year is no exception. While we recorded negative free cash flow of $216 million this quarter, this is $50 million better year-over-year, despite experiencing much larger operating losses. Furthermore, the first quarter’s cash flow included severance and restructuring cash payments of $71 million which were voluntary and accelerated coupled with net cash outflows of $47 million from the now largely completed Zubair project.

We are pleased to announce we have negotiated the renewal of our revolving credit facility and a new term loan facility and are grateful to our banking group for their continued commitment and support. In addition, in order to safeguard our Company from a protracted down cycle, during the first quarter, we successfully raised $630 million of net proceeds through an equity offering. Given our very aggressive cost actions and our unyielding focus on quality and reliability, we are confident in our ability to successfully navigate the current challenging industry conditions.

Building on our fundamental operating progress and applying a disciplined approach, we are prepared to address continued near-term market strains, as well as to exploit activity turns when the recovery comes. Our direction remains focused on core, cost and cash. As we progress through the year, our performance to come will reflect our transformation in all operating and financial metrics.”

First Quarter 2016 Results

Revenue for the first quarter of 2016 was $1.59 billion compared with $2.01 billion in the fourth quarter of 2015 and $2.79 billion in the first quarter of 2015. First quarter revenues declined 21% sequentially and 43% from the prior year. The sequential decline was 22% in North America and 21% for International operations. Product sales declined 30% sequentially, while service and rental revenue decreased by 16%. The product sales decline was as much seasonal as cyclical and most impacted the Eastern Hemisphere.

Net loss on a non-GAAP basis for the first quarter of 2016 was $239 million (net loss of $0.29 per share), compared to a net loss of $102 million in the fourth quarter of 2015 (net loss of $0.13 per share), and a net loss of $33 million in the first quarter of the prior year (net loss of $0.04 per share).

GAAP net loss for the first quarter of 2016 was $498 million, or a net loss of $0.61 per share.

After-tax charges of $259 million for the first quarter primarily include:

•	$65 million of litigation charges primarily related to the potential settlement of our previous income tax restatements;

•	$59 million of costs related to severance and facility closures;

•	$54 million of Zubair legacy contract charges;

•	$49 million primarily from supply contract related charges and asset write-downs; and

•	$31 million due to foreign currency devaluation charges in Angola.

Operating margin of -6.6% for the first quarter decreased by 943 basis points sequentially, and declined 1,516 basis points from the first quarter of 2015. Sequentially, there was an overall 21% reduction in revenue resulting in decrementals of 38%. Year-over-year revenue was down 43% with decrementals of 28%.

Segment Highlights

North America

First quarter revenues of $543 million were down $156 million, or 22% sequentially, and down $620 million, or 53%, over the same quarter in the prior year. First quarter operating losses increased by $60 million sequentially to $128 million (-23.6% margin) and increased $118 million from an operating loss of $10 million in the same quarter of the prior year. The sequential decrease in revenue was less than the 27% decrease in average U.S. rig count that resulted in further declines in customer activity and spending and also impacted by the weakening Canadian dollar and the early arrival of the Canadian spring break-up. Operating losses increased sequentially resulting in decrementals of 39% as additional cost reduction measures that began during the quarter were not enough to offset the sharp drop in revenue. Year-over-year decrementals were a respectable 19%.

International Operations

First quarter revenues of $923 million were down $243 million, or 21% sequentially, and lower by $513 million, or 36% compared to the same quarter in the prior year. First quarter operating income of $49 million (5.4% margin) was $93 million lower sequentially and $189 million lower versus the same quarter in the prior year. The international rig count in the first quarter dropped 10% from last quarter. Decrementals were 38% sequentially and 37% year-over-year.

•	Latin America
First quarter revenues of $305 million were down $71 million, or 19% sequentially, and down $181 million, or 37%, compared to the same quarter in the prior year. First quarter operating income of $44 million (14.5% margin) was down 22% sequentially and down 55% compared to the same quarter in the prior year. Continued commodity price declines have caused further spending reductions and activity declines, primarily in Colombia, Mexico, Brazil and Venezuela. Revenues were also negatively impacted by lower sequential product sales. Operating income declines from lower revenues were offset by continued strong cost reduction measures that resulted in 18% sequential decrementals.

•	Europe/Sub-Sahara Africa/Russia
First quarter revenues of $257 million were down $80 million, or 24% sequentially, and down $160 million, or 38%, over the same quarter in the prior year. First quarter operating loss of $1 million (-0.4% margin) was down $39 million or 103% sequentially, and down 102% when compared to the same quarter in the prior year. Revenue decreased primarily from weak winter season activity in Russia and the North Sea, coupled with a reduction from the strong year-end product sales in Europe and Sub-Sahara Africa, as well as from project cancellations throughout the Sub-Sahara Africa region. Operating income declines for the first quarter were impacted by the revenue declines, an unfavorable product mix and in part lower product sales. Decrementals were 49% sequentially and 45% year-over-year.

•	Middle East/North Africa/Asia Pacific
First quarter revenues of $361 million were down $92 million, or 20% sequentially, and down $172 million, or 32%, from the same quarter in the prior year. First quarter operating income of $6 million (1.7% margin) was down 87% sequentially and down 91% from the same quarter in the prior year. The sequential revenue decline was primarily from lower seasonal product sales in completion, artificial lift and well construction that impacted the Gulf States, China, Australia and Indonesia, coupled with seasonal and budget related activity reductions across the Asia Pacific region. The decline in operating income was in line with the reduction in revenue.

Land Drilling Rigs

First quarter revenues of $119 million were down $28 million, or 19% sequentially, and down $76 million, or 39%, compared to the same quarter in the prior year. Lower activity from contracts ending in Bangladesh, activity declines in Colombia and project delays in both Kuwait and Saudi Arabia were the primary drivers of the sequential decline in revenue. First quarter operating loss of $26 million (-21.9% margin) was down $9 million sequentially and down $36 million from the same quarter in the prior year. Operating startup costs on new contracts were key factors in the increase in operating loss.

Free Cash Flow and Net Debt

Free cash flow used in operations was $216 million for the first quarter of 2016. During the quarter, working capital balances generated free cash flow of $119 million. Capital expenditures of $43 million were down $181 million, or 81% versus the same quarter in the prior year and were reduced by $97 million, or 69%, from the fourth quarter of 2015 demonstrating continued capital discipline. Included in the quarter’s free cash flow were $164 million of debt interest payments (these will be approximately $100 million lower in the second quarter), net cash expenditure of $47 million on the now largely completed Zubair project in Iraq and $71 million of cash severance and restructuring costs.

Net debt was reduced by $373 million to $6.6 billion as of March 31, 2016.

We successfully negotiated an amended and restated credit agreement and a term loan agreement in the aggregate amount of $1.651 billion, including a $500 million term loan and a $1.151 billion revolving credit facility. The term loan matures in July of 2020 and the revolving credit facility matures in July of 2019. These newly negotiated facilities offer financial flexibility over a reasonably long period of time. More details will be provided during the earnings call.

Outlook

In the first quarter of 2016, we completed 78% of our latest 6,000 headcount reduction target, ceased operations at four of the nine planned manufacturing and service facilities for the year, and shut down 26 operating and other facilities in North America.

As we continue to weather the reality of this downturn, we plan to further reduce our cost structure by another 2,000 in headcount and complete the closing of five additional manufacturing and services facilities. In addition, we expect to close another 30 operating and other facilities by year-end, with a target of completing half of these by the end of the second quarter. We have reduced our full year forecast for capital expenditures to $250 million, 63% lower than our 2015 spending level and 83% below the spend in 2014.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “During the first half of 2016, we are confronted with an unusually severe market contraction characterized by extremely low levels of customer activity and punitive pricing. We are managing our operations with more cost rationalization, cash discipline and an intensified sales drive, helping our customers improve efficiencies and economics. We are also placing a strategic emphasis on quality and reliability in everything we do. As we approach mid-year, we have now gone beyond leveraging cost, efficiency and performance, and we are strategically and actively safeguarding the critical segments of our core businesses and technology offerings. We believe these deliberate actions will best allow Weatherford to balance the demands of the short-term market against the gains of an eventual recovery. By preserving our deep technical capabilities and managing our global geographical footprint, we are ensuring our Company’s future strength. In this way, Weatherford can best respond to upcoming opportunities and further exploit incremental gains, and we expect these to surpass those of prior cycles.

Free cash flow generation remains an unyielding priority. This commitment is well understood, planned for and embraced within the organization. We remain confident that the full year free cash flow will be strong and will be driven by reductions in working capital balances, continued discipline in capital expenditure spending, realized cost reductions, the conclusion and successful settlement of claims relating to the Zubair project and improved net income. We are in the business to make returns for our shareholders and consider free cash flow a primary marker for our success. Net debt will continue to decline. In addition to the closing of our successful equity financing, we have also completed negotiations to refinance our revolving credit facility into multi-year revolving credit and term loan facilities. This liquidity combination will help ensure Weatherford has ample financial flexibility.

As we look forward, we believe the long-term fundamentals of our industry remain intact. The steady increase in world energy demand coupled with the acceleration of production decline rates are forcing a balance between supply and demand. Oil prices are beginning to respond to this gradual tightening of the supply-demand balance. This shift is inevitable, given the extreme cuts in both capital and operating spend by our customer base around the world. The work we are doing now will prove the merits of our direction. As a recovery unfolds, our performance will reflect our transformation in all metrics. Our focus is making our Company what it can be, and what it should be.”

Reclassifications and Non-GAAP Financial Measures

Certain prior year amounts have been reclassified to conform to the current year presentation related to the adoption of new accounting standards. Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,100 locations, including manufacturing, service, research and development, and training facilities and employs approximately 34,800 people. For more information, visit www.weatherford.com and connect with Weatherford on Facebook, LinkedIn, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on May 5, 2016, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing and Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the Company’s ability to execute and close on its new revolving and term loan credit facilities, implement the planned additional workforce reductions and additional facility closures; possible changes in the size and components of the expected costs, expenses, savings and charges associated with prior and ongoing workforce reduction and facility closures; and risks associated with the Company’s ability to achieve the benefits and cost savings of such activities. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2016	3/31/2015
Net Revenues:
North America	$543	$1,163
Middle East/North Africa/Asia Pacific	361	533
Europe/SSA/Russia	257	417
Latin America	305	486
Subtotal	1,466	2,599
Land Drilling Rigs	119	195
Total Net Revenues	1,585	2,794

Operating Income (Expense):
North America	(128)	(10)
Middle East/North Africa/Asia	6	69
Europe/SSA/Russia	(1)	71
Latin America	44	98
Subtotal	(79)	228
Land Drilling Rigs	(26)	10
Research and Development	(45)	(64)
Corporate Expenses	(43)	(56)
Gain (Loss) on Sale of Businesses and Investments, Net	(1)	3
Other Charges	(253)	(71)
Total Operating Income (Loss)	(447)	50

Other (Expense):
Interest Expense, Net	(115)	(120)
Currency Devaluation Charges	(31)	(26)
Other, Net	1	(11)
Net Loss Before Income Taxes	(592)	(107)

Benefit (Provision) for Income Taxes	101	—

Net Loss	(491)	(107)
Net Income Attributable to Noncontrolling Interests	7	11
Net Loss Attributable to Weatherford	$(498)	$(118)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.61)	$(0.15)

Weighted Average Shares Outstanding:
Basic & Diluted	813	778

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Net Revenues:
North America	$543	$699	$824	$808	$1,163
Middle East/North Africa/Asia Pacific	361	453	445	516	533
Europe/SSA/Russia	257	337	361	418	417
Latin America	305	376	421	463	486
Subtotal	1,466	1,865	2,051	2,205	2,599
Land Drilling Rigs	119	147	186	185	195
Total Net Revenues	$1,585	$2,012	$2,237	$2,390	$2,794

	Three Months Ended
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Operating Income (Loss):
North America	$(128)	$(68)	$(54)	$(92)	$(10)
Middle East/North Africa/Asia Pacific	6	45	42	55	69
Europe/SSA/Russia	(1)	38	43	65	71
Latin America	44	59	73	85	98
Subtotal	(79)	74	104	113	228
Land Drilling Rigs	(26)	(17)	16	4	10
Research and Development	(45)	(52)	(56)	(59)	(64)
Corporate Expenses	(43)	(47)	(45)	(46)	(56)
Gain (Loss) on Sale of Businesses and Investments, Net	(1)	(4)	—	(5)	3
Impairments and Other Charges	(253)	(988)	(117)	(471)	(71)
Total Operating Income (Loss)	$(447)	$(1,034)	$(98)	$(464)	$50

	Three Months Ended
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$890	$1,087	$1,235	$1,355	$1,582
Completion and Production (b)	576	778	816	850	1,017
Land Drilling Rigs	119	147	186	185	195
Total Product Service Line Revenues	$1,585	$2,012	$2,237	$2,390	$2,794

	Three Months Ended
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Depreciation and Amortization:
North America	$54	$73	$87	$97	$105
Middle East/North Africa/Asia Pacific	61	61	62	66	65
Europe/SSA/Russia	48	46	52	53	50
Latin America	61	63	63	62	61
Land Drilling Rigs	22	26	28	27	29
Research and Development and Corporate	4	6	6	6	6
Total Depreciation and Amortization	$250	$275	$298	$311	$316

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
Operating Income (Loss):
GAAP Operating Income (Loss)	$(447)	$(1,034)	$50
Severance, Restructuring and Exited Businesses	77	68	41
Litigation Charges, Net	67	4	—
Impairments, Asset Write-Downs and Other (a)(b)(c)	57	834	21
Legacy Contracts and Other	52	82	9
Loss (Gain) on Divestitures	1	4	(3)
Total Non-GAAP Adjustments	254	992	68
Non-GAAP Operating Income (Loss)	$(193)	$(42)	$118

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(592)	$(1,148)	$(107)
Operating Income Adjustments	254	992	68
Currency Devaluation Charges	31	17	26
Non-GAAP Loss Before Income Taxes	$(307)	$(139)	$(13)

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$101	$(52)	$—
Tax Effect on Non-GAAP Adjustments	(26)	97	(9)
Non-GAAP Benefit (Provision) for Income Taxes	$75	$45	$(9)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(498)	$(1,208)	$(118)
Total Charges, net of tax	259	1,106	85
Non-GAAP Net Loss	$(239)	$(102)	$(33)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.61)	$(1.54)	$(0.15)
Total Charges, net of tax	0.32	1.41	0.11
Non-GAAP Diluted Loss per Share	$(0.29)	$(0.13)	$(0.04)

GAAP Effective Tax Rate (d)	17%	(5)%	—%
Non-GAAP Effective Tax Rate (e)	24%	32%	(73)%

(a)
For the first quarter of 2016, impairments, asset write-downs, and other of $57 million include $35 million of supply contract related charges, $14 million of asset impairments, and $8 million of other charges.

(b)
For the fourth quarter of 2015, the $834 million include $514 million long-lived asset impairments, $217 million of inventory write-downs, $46 million of supply contract related charges, $31 million of bad debt expense charges and $26 million of other charges.

(c)	For the first quarter of 2015, the $21 million was primarily comprised of divestiture program charges and other.

(d)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(e)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Assets:
Cash and Cash Equivalents	$464	$467	$519	$611	$512
Accounts Receivable, Net	1,693	1,781	2,045	2,259	2,631
Inventories, Net	2,302	2,344	2,767	2,921	3,052
Property, Plant and Equipment, Net	5,471	5,679	6,394	6,694	6,932
Goodwill and Intangibles, Net	3,216	3,159	3,224	3,335	3,311

Liabilities:
Accounts Payable	934	948	1,015	1,104	1,462
Short-term Borrowings and Current Portion of Long-term Debt	1,212	1,582	1,684	1,556	1,554
Long-term Debt	5,846	5,852	5,990	6,235	6,244

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 3/31/2016:
Net Debt at 12/31/2015			$(6,967)
Operating Loss			(447)
Depreciation and Amortization			250
Capital Expenditures for Property, Plant and Equipment			(43)
Decrease in Working Capital			119
Equity Issuance Proceeds, Net			630
Rig Loss Proceeds			30
Litigation Charges, Net			67
Asset Write-Downs and Other Related Charges			49
Currency Devaluation Charges			31
Income Taxes Paid			(61)
Interest Paid			(164)
Net Change in Billing in Excess/Costs in Excess			11
Other			(99)
Net Debt at 3/31/2016			$(6,594)

Components of Net Debt	3/31/2016	12/31/2015	3/31/2015
Cash	$464	$467	$512
Short-term Borrowings and Current Portion of Long-term Debt	(1,212)	(1,582)	(1,554)
Long-term Debt	(5,846)	(5,852)	(6,244)
Net Debt	$(6,594)	$(6,967)	$(7,286)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
Net Cash Provided by (Used In) Operating Activities	$(205)	$323	$(42)

Less: Capital Expenditures for Property, Plant and Equipment	(43)	(140)	(224)

Add: Proceeds from Dispositions and Insurance Recoveries*	36	—	—

Free Cash Flow	$(212)	$183	$(266)

Adjusted for Litigation Reimbursements**	(4)	(15)	—

Free Cash Flow from Operations	$(216)	$168	$(266)

“Free Cash Flow” is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

*Represents $6 million from the disposal of property, plant, and equipment and $30 million of insurance reimbursements received during the first quarter of 2016 on a land drilling rig loss.

**Represents insurance proceeds received during the applicable period reimbursing a portion of a shareholder derivative litigation settlement payment of $120 million made in the third quarter of 2015.